                                                                    EXHIBIT 99.3

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
                                                                        ========
Quanta Services, Inc. and Subsidiaries
     Report of Independent Accountants (PricewaterhouseCoopers LLP)        2
     Report of Independent Public Accountants (Arthur Andersen LLP)        3
     Consolidated Balance Sheets                                           4
     Consolidated Statements of Operations                                 5
     Consolidated Statements of Cash Flows                                 6
     Consolidated Statements of Stockholders' Equity                       7
     Notes to Consolidated Financial Statements                            8

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Quanta Services, Inc.:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Quanta Services, Inc. and its subsidiaries at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The consolidated financial statements of Quanta Services, Inc. as of and for each of the two years in the period ended December 31, 2001, were audited by other independent public accountants who have ceased operations. Those independent public accountants expressed an unqualified opinion on those financial statements in their report dated February 14, 2002 (except for the matters discussed in prior year Note 16 (not separately presented herein), as to which the date was March 25, 2002).

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets".

As discussed above, the consolidated financial statements of Quanta Services, Inc. as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 were audited by other independent public accountants who have ceased operations. As described in Note 2, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note
2. In our opinion, the transitional disclosures for 2000 and 2001 in Note 2 are appropriate. However, we were not engaged to audit, review or apply any procedures to the 2000 and 2001 consolidated financial statements of Quanta Services, Inc. other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2000 and 2001 consolidated financial statements taken as a whole.

PricewaterhouseCoopers LLP

Houston, Texas

February 27, 2003 (except for the matters discussed in Note 16, as to which the date is March 10, 2003)

NOTE: This is a copy of a report previously issued by Arthur Andersen LLP, our former independent public accountants. This report has not been reissued by Arthur Andersen LLP in connection with the filing of Quanta Services, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002. Quanta Services Inc.'s consolidated balance sheet as of December 31, 2000 and the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1999 are not required to be presented and are not included in this Form 10-K. Additionally, the reference to Note 16 below is applicable to the Company's footnotes to their audited financial statements as of December 31, 2001.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Quanta Services, Inc.:

We have audited the accompanying consolidated balance sheets of Quanta Services, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Quanta Services, Inc. and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Houston, Texas

February 14, 2002 (except for the matters discussed in Note 16, as to which the date is March 25, 2002)

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                                            DECEMBER 31,
                                                                                                   ============================
                                                                                                      2001              2002
                                                                                                   ===========       ==========
                                     ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                                                      $     6,287       $   27,901
    Accounts receivable, net of allowances of $35,856 and $37,585, respectively                        451,870          367,057
    Costs and estimated earnings in excess of billings on uncompleted contracts                         57,433           54,749
    Inventories                                                                                         25,053           25,646
    Current deferred taxes                                                                              22,063           28,968
    Prepaid expenses and other current assets                                                           14,414           25,176
                                                                                                   ===========       ==========

          Total current assets                                                                         577,120          529,497
PROPERTY AND EQUIPMENT, net                                                                            385,480          369,568
ACCOUNTS AND NOTES RECEIVABLE, net of allowances of $-- and $28,389, respectively                       29,541           50,900
OTHER ASSETS, net                                                                                       13,778           19,250
GOODWILL AND OTHER INTANGIBLES, net                                                                  1,036,982          395,597
                                                                                                   ===========       ==========
          Total assets                                                                             $ 2,042,901       $1,364,812
                                                                                                   ===========       ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current maturities of long-term debt                                                           $     8,063       $    6,652
    Accounts payable and accrued expenses                                                              202,327          189,080
    Billings in excess of costs and estimated earnings on uncompleted contracts                         31,140           16,409
                                                                                                   ===========       ==========
          Total current liabilities                                                                    241,530          212,141
LONG-TERM DEBT, net of current maturities                                                              327,774          213,167
CONVERTIBLE SUBORDINATED NOTES                                                                         172,500          172,500
DEFERRED INCOME TAXES AND OTHER NON-CURRENT LIABILITIES                                                 94,346           82,411
                                                                                                   ===========       ==========
          Total liabilities                                                                            836,150          680,219
                                                                                                   ===========       ==========

COMMITMENTS AND CONTINGENCIES
REDEEMABLE COMMON STOCK                                                                                     --           72,922
STOCKHOLDERS' EQUITY:
    Preferred stock, $.00001 par value, 10,000,000 shares authorized:
        Series A Convertible Preferred Stock, 3,444,961 and 3,199,961 shares issued and
        outstanding, respectively                                                                           --               --
    Common stock, $.00001 par value, 300,000,000 shares authorized, 60,629,965 and
    70,632,899 shares issued and 59,643,965 and 69,706,528 shares outstanding,
    respectively(a)                                                                                         --               --
    Limited Vote Common Stock, $.00001 par value, 3,345,333 shares authorized, 1,116,238 and
    1,083,750 shares issued and outstanding, respectively                                                   --               --
    Additional paid-in capital                                                                         952,380          980,303
    Deferred compensation                                                                               (1,770)            (302)
    Retained earnings (deficit)                                                                        271,448         (356,605)
    Treasury Stock, at cost, 986,000 and 926,371 common shares, respectively                           (15,307)         (11,725)
                                                                                                   ===========       ==========
          Total stockholders' equity                                                                 1,206,751          611,671
                                                                                                   ===========       ==========
          Total liabilities and stockholders' equity                                               $ 2,042,901       $1,364,812
                                                                                                   ===========       ==========

(a) Shares issued and outstanding as of December 31, 2002, do not include the 24,307,410 shares of Redeemable Common Stock valued at $72.9 million which was reclassified to stockholders' equity on February 20, 2003.

        The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                         ========================================
                                                                                            2000            2001          2002
                                                                                         ===========    ===========   ===========
REVENUES                                                                                 $ 1,793,301    $ 2,014,877   $ 1,750,713
COST OF SERVICES (including depreciation)                                                  1,379,204      1,601,039     1,513,940
                                                                                         ===========    ===========   ===========
     Gross profit                                                                            414,097        413,838       236,773
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                                                 143,564        194,575       225,725
SPECIAL CHARGES                                                                               28,566             --            --
GOODWILL IMPAIRMENT                                                                               --             --       166,580
GOODWILL AMORTIZATION                                                                         19,805         25,998            --
                                                                                         ===========    ===========   ===========
     Income (loss) from operations                                                           222,162        193,265      (155,532)
OTHER INCOME (EXPENSE):
     Interest expense                                                                        (25,708)       (36,072)      (35,866)
     Other, net                                                                                2,597           (227)       (2,446)
                                                                                         ===========    ===========   ===========
INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT) AND CUMULATIVE EFFECT OF
CHANGE IN ACCOUNTING PRINCIPLE                                                               199,051        156,966      (193,844)
PROVISION (BENEFIT) FOR INCOME TAXES                                                          93,328         71,200       (19,710)
                                                                                         ===========    ===========   ===========
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                     105,723         85,766      (174,134)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX                                   --             --       445,422
                                                                                         ===========    ===========   ===========
NET INCOME (LOSS)                                                                            105,723         85,766      (619,556)
DIVIDENDS ON PREFERRED STOCK, NET OF FORFEITURES                                                 930            930           (11)
NON-CASH BENEFICIAL CONVERSION CHARGE                                                             --             --         8,508
                                                                                         ===========    ===========   ===========
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK                                           $   104,793    $    84,836   $  (628,053)
                                                                                         ===========    ===========   ===========
EARNINGS (LOSS) PER SHARE:
     Basic Earnings (Loss) per Share Before Cumulative Effect of Change in
     Accounting Principle                                                                $      1.50    $      1.11   $     (2.26)
     Cumulative Effect of Change in Accounting Principle, Net of Tax                              --             --         (5.51)
                                                                                         ===========    ===========   ===========
     Basic Earnings (Loss) per Share                                                     $      1.50    $      1.11   $     (7.77)
                                                                                         ===========    ===========   ===========
     Diluted Earnings (Loss) per Share Before Cumulative Effect of Change in
     Accounting Principle                                                                $      1.42    $      1.10   $     (2.26)
     Cumulative Effect of Change in Accounting Principle, Net of Tax                              --             --         (5.51)
                                                                                         ===========    ===========   ===========
     Diluted Earnings (Loss) per Share                                                   $      1.42    $      1.10   $     (7.77)
                                                                                         ===========    ===========   ===========
SHARES USED IN COMPUTING EARNINGS (LOSS) PER SHARE:
     Basic                                                                                    70,452         77,256        80,815
                                                                                         ===========    ===========   ===========
     Diluted                                                                                  76,583         78,238        80,815
                                                                                         ===========    ===========   ===========

        The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                        =====================================
                                                                                          2000         2001          2002
                                                                                        =========    =========    ===========
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss) attributable to common stock                                       $ 104,793    $  84,836    $  (628,053)
   Adjustments to reconcile net income (loss) attributable to common stock to net cash provided by (used in) operating activities --
        Cumulative effect of change in accounting principle, net of tax                        --           --        445,422
        Goodwill impairment                                                                    --           --        166,580
        Depreciation and amortization                                                      57,294       79,374         60,576
        (Gain) loss on sale of property and equipment                                        (107)       1,191          3,729
        Allowance for doubtful accounts                                                     9,665       20,244         30,098
        Deferred income tax provision                                                      13,344       10,006          6,105
        Preferred stock dividends, net of forfeitures                                         930          930            (11)
        Non-cash beneficial conversion charge                                                  --           --          8,508
        Changes in operating assets and liabilities, net of non-cash transactions --
            (Increase) decrease in --
            Accounts receivable                                                          (138,303)      11,378         55,929
            Costs and estimated earnings in excess of billings on uncompleted
            contracts                                                                      (9,878)      15,799         (5,059)
            Inventories                                                                    (6,275)      (3,636)          (593)
            Prepaid expenses and other current assets                                       2,297       (1,045)       (10,713)
            Increase (decrease) in --
            Accounts payable and accrued expenses                                          14,846       (4,026)         1,580
            Billings in excess of costs and estimated earnings on uncompleted
            contracts                                                                      (8,373)       3,184        (14,857)
            Other, net                                                                      5,189       (8,209)         2,281
                                                                                        =========    =========    ===========
                Net cash provided by operating activities                                  45,422      210,026        121,522
                                                                                        =========    =========    ===========
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of property and equipment                                            4,082        3,397          4,559
    Additions of property and equipment                                                   (89,610)     (84,982)       (49,454)
    Cash paid for acquisitions, net of cash acquired                                     (273,812)    (119,496)        (8,000)
    Notes receivable                                                                       (2,658)     (20,740)       (17,252)
                                                                                        =========    =========    ===========
                Net cash used in investing activities                                    (361,998)    (221,821)       (70,147)
                                                                                        =========    =========    ===========
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net borrowings (payments) under bank lines of credit                                  (46,066)      16,450       (109,330)
    Proceeds from other long-term debt                                                    212,019        2,983          3,062
    Payments on other long-term debt                                                      (35,916)     (18,016)       (10,805)
    Proceeds from convertible subordinated notes                                          172,500           --             --
    Debt issuance and amendment costs                                                      (7,958)          --         (4,163)
    Issuances of stock, net of offering costs                                              18,072        8,721        102,114
    Stock repurchases                                                                          --      (15,307)       (11,725)
    Exercise of stock options                                                              10,456        5,945          1,086
                                                                                        =========    =========    ===========
                Net cash provided by (used in) financing activities                       323,107          776        (29,761)
                                                                                        =========    =========    ===========
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        6,531      (11,019)        21,614
CASH AND CASH EQUIVALENTS, beginning of year                                               10,775       17,306          6,287
                                                                                        =========    =========    ===========
CASH AND CASH EQUIVALENTS, end of year                                                  $  17,306    $   6,287    $    27,901
                                                                                        =========    =========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the year for --
        Interest                                                                        $  14,632    $  36,556    $    35,200
        Income taxes, net of refunds                                                       77,479       41,857        (18,316)

        The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                           SERIES A CONVERTIBLE                               LIMITED VOTE
                             PREFERRED STOCK          COMMON STOCK            COMMON STOCK         ADDITIONAL
                           ====================   =====================   =====================     PAID-IN        DEFERRED
                             SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT     CAPITAL      COMPENSATION
                           ==========    ======   ===========    ======   ===========    ======   ===========    ============
Balance, December 31,
1999                        1,860,000    $   --    51,035,283    $   --     3,746,020   $   --   $   675,106    $         --
 Conversion of common
 stock to Series A
 Convertible Preferred
 Stock                      1,584,961        --    (7,924,805)       --            --        --            --              --
 Conversion of
 6 7/8% convertible
 subordinated notes to
 common stock                      --        --     5,383,636        --            --        --        47,653              --
 Sales of common stock
 under preemptive
 rights agreement                  --        --       519,182        --            --        --        14,528              --
 Issuances of stock
 under Employee Stock
 Purchase Program                  --        --       222,364        --            --        --         3,544              --
 Stock options
 exercised                         --        --       804,484        --            --        --        10,456              --
 Income tax benefit
 from stock options
 exercised                         --        --            --        --            --        --         8,460              --
 Conversion of Limited
 Vote Common Stock to
 common stock                      --        --     1,980,108        --    (1,980,108)       --            --              --
 Acquisition of
 Purchased Companies               --        --     4,380,294        --            --        --       122,597              --
 Net income
 attributable to
 common stock                      --        --            --        --            --        --            --              --
                           ==========    ======   ===========    ======   ===========    ======   ===========    ============
Balance, December 31,
2000                        3,444,961        --    56,400,546        --     1,765,912        --       882,344              --
 Issuances of stock
 under Employee Stock
 Purchase Program                  --        --       462,179        --            --        --         8,721              --
 Stock options
 exercised                         --        --       395,158        --            --        --         5,945              --
 Income tax benefit
 from stock options
 exercised                         --        --            --        --            --        --         2,456              --
 Conversion of Limited
 Vote Common Stock to
 common stock                      --        --       649,674        --      (649,674)       --            --              --
 Acquisition of
 Purchased Companies               --        --     2,649,707        --            --        --        49,486              --
 Purchase of common
 stock                             --        --      (986,000)       --            --        --            --              --
 Issuance of
 restricted stock                  --        --        72,701        --            --        --         2,000          (2,000)
 Amortization of
 deferred compensation             --        --            --        --            --        --            --             230
 Other                             --        --            --        --            --        --         1,428              --
 Net income
 attributable to
 common stock                      --        --            --        --            --        --            --              --
                           ==========    ======   ===========    ======   ===========    ======   ===========    ============
Balance, December 31,
2001                        3,444,961        --    59,643,965        --     1,116,238        --       952,380          (1,770)
 Conversion of
 Series A Preferred
 Stock to common stock       (245,000)       --     1,225,000        --            --        --            --              --
 Issuances of stock
 under Employee Stock
 Purchase Program                  --        --       662,147        --            --        --         6,872              --
 Income tax benefit
 from disqualifying
 dispositions of ESPP
 shares                            --        --            --        --            --        --         1,009              --
 Stock options
 exercised                         --        --       119,265        --            --        --         1,086              --
 Income tax benefit
 from stock options
 exercised                         --        --            --        --            --        --           320              --
 Conversion of Limited
 Vote Common Stock to
 common stock                      --        --        32,488        --       (32,488)       --            --              --
 Stock Employee
 Compensation Trust                --        --            --        --            --        --       (15,307)             --
 Purchase of common
 stock                             --        --      (926,371)       --            --        --            --              --
 Acquisition of
 Purchased Companies               --        --       251,079        --            --        --         3,418              --
 Equity investment by
 First Reserve,
 excluding Redeemable
 Common Stock(a)                   --        --     8,666,666        --            --        --        22,320              --
 Beneficial conversion
 of Series E Preferred
 Stock                             --        --            --        --            --        --         8,508              --
 Issuance of
 restricted stock, net
 of forfeitures                    --        --        32,289        --            --        --        (1,249)          1,249
 Amortization of
 deferred compensation             --        --            --        --            --        --            --             219
 Tax impact of
 deferred compensation
 agreements                        --        --            --        --            --        --          (114)             --
 Other                             --        --            --        --            --        --         1,060              --
 Net income (loss)
 attributable to
 common stock                      --        --            --        --            --        --            --              --
                           ==========    ======   ===========    ======   ===========    ======   ===========    ============
Balance, December 31,
2002                        3,199,961    $   --    69,706,528    $   --     1,083,750    $   --   $   980,303    $       (302)
                           ==========    ======   ===========    ======   ===========    ======   ===========    ============

                                                         TOTAL
                            RETAINED      TREASURY    STOCKHOLDERS'
                            EARNINGS       STOCK         EQUITY
                           ==========    =========    ==============
Balance, December 31,
1999                       $   81,819    $      --    $     756,925
 Conversion of common
 stock to Series A
 Convertible Preferred
 Stock                             --           --               --
 Conversion of
 6 7/8% convertible
 subordinated notes to
 common stock                      --           --           47,653
 Sales of common stock
 under preemptive
 rights agreement                  --           --           14,528
 Issuances of stock
 under Employee Stock
 Purchase Program                  --           --            3,544
 Stock options
 exercised                         --           --           10,456
 Income tax benefit
 from stock options
 exercised                         --           --            8,460
 Conversion of Limited
 Vote Common Stock to
 common stock                      --           --               --
 Acquisition of
 Purchased Companies               --           --          122,597
 Net income
 attributable to
 common stock                 104,793           --          104,793
                           ==========    =========    =============
Balance, December 31,
2000                          186,612           --        1,068,956
 Issuances of stock
 under Employee Stock
 Purchase Program                  --           --            8,721
 Stock options
 exercised                         --           --            5,945
 Income tax benefit
 from stock options
 exercised                         --           --            2,456
 Conversion of Limited
 Vote Common Stock to
 common stock                      --           --               --
 Acquisition of
 Purchased Companies               --           --           49,486
 Purchase of common
 stock                             --      (15,307)         (15,307)
 Issuance of
 restricted stock                  --           --               --
 Amortization of
 deferred compensation             --           --              230
 Other                             --           --            1,428
 Net income
 attributable to
 common stock                  84,836           --           84,836
                           ==========    =========    =============
Balance, December 31,
2001                          271,448      (15,307)       1,206,751
 Conversion of
 Series A Preferred
 Stock to common stock             --           --               --
 Issuances of stock
 under Employee Stock
 Purchase Program                  --           --            6,872
 Income tax benefit
 from disqualifying
 dispositions of ESPP
 shares                            --           --            1,009
 Stock options
 exercised                         --           --            1,086
 Income tax benefit
 from stock options
 exercised                         --           --              320
 Conversion of Limited
 Vote Common Stock to
 common stock                      --           --               --
 Stock Employee
 Compensation Trust                --       15,307               --
 Purchase of common
 stock                             --      (11,725)         (11,725)
 Acquisition of
 Purchased Companies               --           --            3,418
 Equity investment by
 First Reserve,
 excluding Redeemable
 Common Stock(a)                   --           --           22,320
 Beneficial conversion
 of Series E Preferred
 Stock                             --           --            8,508
 Issuance of
 restricted stock, net
 of forfeitures                    --           --               --
 Amortization of
 deferred compensation             --           --              219
 Tax impact of
 deferred compensation
 agreements                        --           --             (114)
 Other                             --           --            1,060
 Net income (loss)
 attributable to
 common stock                (628,053)          --         (628,053)
                           ==========    =========    =============
Balance, December 31,
2002                       $ (356,605)   $  (11725)   $     611,671
                           ==========    =========    =============

(a) Shares issued and outstanding as of December 31, 2002, do not include the 24,307,410 shares of Redeemable Common Stock valued at $72.9 million which was reclassified to stockholders' equity on February 20, 2003.

  The accompanying notes are an integral part of these consolidated financial statements.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     BUSINESS AND ORGANIZATION:

     Quanta Services, Inc. (Quanta) is a leading provider of specialized contracting services, offering end-to-end network solutions to the electric power, gas, telecommunications and cable television industries. Quanta's comprehensive services include designing, installing, repairing and maintaining network infrastructure.

     Since January 1, 2000 and through 2002, Quanta has acquired 36 businesses. These acquisitions were accounted for as purchases and have been included in Quanta's historical financial statements beginning on their respective dates of acquisition.

     In the course of its operations, Quanta is subject to certain risk factors, including but not limited to risks related to: economic downturn, access to capital, the financial condition of Quanta's customers, the collectibility of receivables, significant fluctuations in quarterly results, contracts, recoverability of goodwill, rapid technological and structural changes in the industries Quanta serves, competition, internal growth and operating strategies, management of growth, acquisition integration and financing, unionized workforce, dependence on key personnel, availability of qualified employees, potential exposure to environmental liabilities and anti-takeover measures.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of Quanta include the accounts of Quanta and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     RECLASSIFICATIONS

     Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities known to exist as of the date the financial statements are published and the reported amount of revenues and expenses recognized during the periods presented. Quanta reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Judgments and estimates are based on Quanta's beliefs and assumptions derived from information available at the time such judgments and estimates are made. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements. Estimates are primarily used in Quanta's assessment of the allowance for doubtful accounts, valuation of inventory, fair value assumption in analyzing goodwill and long-lived asset impairments, self-insured claims liabilities, revenue recognition under percentage-of-completion accounting and provision for income taxes. The accompanying consolidated balance sheets include preliminary allocations of the respective purchase price paid for the companies acquired during the latest 12 months using the "purchase" method of accounting and, accordingly, are subject to final adjustment.

     CASH AND CASH EQUIVALENTS

     Quanta considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     SUPPLEMENTAL CASH FLOW INFORMATION

     Quanta had non-cash investing and financing activities of approximately $1.7 million during the year ended December 31, 2000 related to the conversion of certain convertible subordinated notes. Aquila, Inc. (Aquila) converted the convertible subordinated notes into approximately 5.4 million shares of Quanta's common stock on June 13, 2000.

     In addition, pursuant to its acquisition program, Quanta acquired assets through purchase acquisitions with an estimated fair value, net of cash acquired, of $215.8 million and liabilities of $119.5 million resulting in the recording of $301.0 million in goodwill in 2000. Quanta acquired assets through purchase acquisitions with an estimated fair value, net of cash acquired, of $20.9 million and liabilities of $13.1 million resulting in the recording of $156.9 million in goodwill in 2001. Quanta acquired assets through purchase acquisitions with an estimated fair value, net of cash acquired, of $2.0 million and liabilities of 2.5 million resulting in the recording of $11.8 million in goodwill in 2002.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     CURRENT AND LONG-TERM ACCOUNTS AND NOTES RECEIVABLE AND PROVISION FOR DOUBTFUL ACCOUNTS

     Quanta provides an allowance for doubtful accounts when collection of an account or note receivable is considered doubtful. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, our customer's access to capital, the customer's willingness or ability to pay, general economic conditions and the ongoing relationship with the customer. Under certain circumstances such as foreclosures or negotiated settlements, Quanta may take title to the underlying assets in lieu of cash in settlement of receivables. As of December 31, 2002, Quanta has provided allowances for doubtful accounts of approximately $66.0 million. Certain of Quanta's customers, several of them large public telecommunications carriers, filed for bankruptcy in the year ended December 31, 2002 or have been experiencing financial difficulties. Also a number of Quanta's utility customers are experiencing financial difficulties in the current business climate. Should additional customers file for bankruptcy or continue to experience difficulties, or should anticipated recoveries relating to receivables in existing bankruptcies or other workout situations fail to materialize, Quanta could experience reduced cash flows and losses in excess of current allowances provided. In addition, material changes in our customers' revenues or cash flows could affect our ability to collect amounts due from them.

     In June 2002, one of Quanta's customers, Adelphia Communications Corporation, filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code, as amended. Quanta has filed liens on various properties to secure substantially all of its pre-petition receivables. The carrying value is based upon Quanta's understanding of the current status of the Adelphia bankruptcy proceeding and a number of assumptions, including assumptions about the validity, priority and enforceability of our security interests. Quanta currently believes it will collect a substantial majority of the balances owed. Should any of the factors underlying Quanta's estimate change, the amount of Quanta's allowance could change significantly. Quanta is uncertain as to whether such receivables will be collected within one year and therefore has included this amount in non-current assets as Accounts and Notes Receivable as of December 31, 2002. Also included in Accounts and Notes Receivable are amounts due from another customer relating to the construction of independent power plants. Quanta has agreed to long-term payment terms for this customer. The notes receivable are partially secured and bear interest at 9.5% per year. During 2002, we provided allowances for a significant portion of these notes receivable due to a change in the economic viability of the plants securing them. The collectibility of these notes may ultimately depend on the value of the collateral securing these notes. As of December 31, 2002, the total balance due from both of these customers was $78.4 million, net of an allowance for doubtful accounts of $28.4 million.

     The balances billed but not paid by customers pursuant to retainage provisions in certain contracts will be due upon completion of the contracts and acceptance by the customer. Based on Quanta's experience with similar contracts in recent years, the majority of the retention balance at each balance sheet date will be collected within the subsequent fiscal year. Current retainage balances as of December 31, 2001 and 2002 were approximately $50.2 million and $47.2 million, respectively, and are included in accounts receivable. Due to contractual provisions, the retainage balances not to be collected within the next fiscal year are $5.9 and $0.7 million, as of December 31, 2001 and 2002, respectively, and are included in Accounts and Notes Receivable, net.

     Due to contractual provisions, certain balances, though the earnings process is complete, are not billable to customers until defined milestones are reached. These balances are considered to be unbilled receivables and are included in accounts receivable at year-end. At December 31, 2001 and 2002, these balances were approximately $50.3 million and $39.7 million, respectively.

     CONCENTRATION OF CREDIT RISK

     Quanta grants credit, generally without collateral, to its customers, which include electric power and gas companies, telecommunications and cable television system operators, governmental entities, general contractors, builders and owners and managers of commercial and industrial properties located primarily in the United States. Consequently, Quanta is subject to potential credit risk related to changes in business and economic factors throughout the United States. However, Quanta generally is entitled to payment for work performed and typically has certain lien rights on the services provided. No customer accounted for more than 10% of accounts receivable or revenues as of or for the years ended December 31, 2001 or 2002.

     INVENTORIES

     Inventories consist of parts and supplies held for use in the ordinary course of business and are valued by Quanta at the lower of cost or market using the first-in, first-out (FIFO) method. As of December 31, 2002, Quanta has recorded a valuation allowance of approximately $3.0 million.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method, net of estimated salvage values, over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset. Depreciation and amortization expense related to property and equipment was approximately $37.5 million, $53.4 million and $60.2 million for the years ended December 31, 2000, 2001 and 2002, respectively.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be realizable. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if an impairment of such asset is necessary. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

     DEBT ISSUANCE COSTS

     Debt issuance costs related to Quanta's credit facility, the convertible subordinated notes and the senior secured notes are included in Other Assets, net. In connection with the amendments of both the credit facility and the senior secured notes in August and December 2002, Quanta incurred additional debt issuance costs of $6.2 million. Quanta accounts for these costs in accordance with EITF 98-14 for the credit facility and EITF 96-19 for the senior secured notes. Accordingly, $4.4 million of these costs were capitalized and are being amortized over the remaining term of the respective agreements, as amended, with $1.8 million being charged to selling, general and administrative expenses during 2002. As a result of the amendment decreasing the commitment amount of the credit facility, in accordance with EITF 98-14, Quanta expensed approximately $1.0 million of the unamortized debt issuance costs into interest expense during the year ended December 31, 2002. As of December 31, 2001 and 2002, capitalized debt issuance costs were $12.5 million and $15.9 million with accumulated amortization of $3.8 million and $6.4 million, respectively.

     GOODWILL AND OTHER INTANGIBLES

     Effective January 1, 2002, Quanta adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets," which establishes new accounting and reporting requirements for goodwill and other intangible assets. Under SFAS No. 142, all goodwill amortization ceased effective January 1, 2002.

     Material amounts of recorded goodwill attributable to each of Quanta's reporting units were tested for impairment by comparing the fair value of each reporting unit with its carrying value. Fair value was determined using a combination of the discounted cash flow, market multiple and market capitalization valuation approaches. These impairment tests are required to be performed at adoption of SFAS No. 142 and at least annually thereafter. Significant estimates used in the methodologies include estimates of future cash flows, future short-term and long-term growth rates, weighted average cost of capital and estimates of market multiples for each of the reportable units. On an ongoing basis (absent any impairment indicators), Quanta performs impairment tests annually during the fourth quarter.

     Based on Quanta's transitional impairment test performed upon adoption of SFAS No. 142, it recognized a $488.5 million non-cash charge, ($445.4 million, net of tax) to reduce the carrying value of goodwill to the implied fair value of Quanta's reporting units. This impairment is a result of adopting a fair value approach, under SFAS No. 142, to testing impairment of goodwill as compared to the previous method utilized, as permitted under accounting standards existing at that time, in which evaluations of goodwill impairment were made by Quanta using estimated future undiscounted cash flows to determine if goodwill would be recoverable. Under SFAS No. 142, the impairment adjustment recognized at adoption of the new rules was reflected as a cumulative effect of change in accounting principle, net of tax, in the year ended December 31, 2002.

     Quanta further recognized an interim non-cash goodwill impairment charge of $166.6 million during the year ended December 31, 2002. Impairment adjustments recognized after adoption are required to be recognized as operating expenses. The primary factor contributing to the interim impairment charge was the overall deterioration of the business climate during 2002 in the markets Quanta serves as evidenced by an increased number of bankruptcies in the telecommunications industry, continued devaluation of several of Quanta's customers' debt and equity securities and pricing pressures resulting from challenges faced by major industry participants. Fair value was determined using a combination of the discounted cash flow, market multiple and market capitalization valuation approaches. Future impairments, if any, will be recognized as operating expenses.

     A summary of changes in Quanta's goodwill for the year ended December 31, 2002 is as follows (in thousands):

Balance, January 1, 2002                                            $ 1,036,982
Acquisitions and adjustments                                             11,829
Transitional impairment                                                (488,472)
Interim impairment                                                     (166,580)
                                                                    ===========

Balance, December 31, 2002                                          $   393,759
                                                                    ===========

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Quanta has also recorded an Other Intangible Asset of $2.1 million related to customer relationships. The estimated life of this intangible asset is eight years and accumulated amortization as of December 31, 2002 was approximately $0.3 million. Estimated annual amortization expense for future periods is approximately $0.3 million.

     The unaudited results of operations presented below for the year ended December 31, 2002 and adjusted results of operations for the years ended December 31, 2000 and 2001, reflect the operations of Quanta had the non-amortization provisions of SFAS No. 142 been adopted effective January 1, 2000 (in thousands, except per share data):

                                                                          YEAR ENDED DECEMBER 31,
                                                                ===========================================
                                                                   2000            2001            2002
                                                                ===========     ===========     ===========
Net income (loss) attributable to common stock                  $   104,793     $    84,836     $  (628,053)
Addback goodwill amortization, net of tax                            16,998          21,960              --
                                                                ===========     ===========     ===========
Adjusted net income (loss) attributable to common stock         $   121,791     $   106,796     $  (628,053)
                                                                ===========     ===========     ===========
Basic earnings (loss) per share:
    Reported basic earnings (loss) per share                    $      1.50     $      1.11     $     (7.77)
    Goodwill amortization, net of tax                                  0.24            0.28              --
                                                                ===========     ===========     ===========
Adjusted basic earnings (loss) per share                        $      1.74     $      1.39     $     (7.77)
                                                                ===========     ===========     ===========
Diluted earnings (loss) per share before:
Reported diluted earnings (loss) per share                      $      1.42     $      1.10     $     (7.77)
    Goodwill amortization, net of tax                                  0.22            0.28              --
                                                                ===========     ===========     ===========
Adjusted diluted earnings (loss) per share                      $      1.64     $      1.38     $     (7.77)
                                                                ===========     ===========     ===========

     REVENUE RECOGNITION

     Quanta recognizes revenue when services are performed except when work is being performed under a fixed price contract. Revenues from fixed price contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred-to-date to total estimated costs for each contract. Such contracts generally provide that the customer accept completion of progress to date and compensate Quanta for services rendered, measured typically in terms of units installed, hours expended or some other measure of progress. Contract costs typically include all direct material, labor and subcontract costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The current asset "Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The current liability "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized.

     INCOME TAXES

     Quanta follows the liability method of accounting for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred assets and liabilities are recorded for future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Certain of the companies acquired were S corporations for income tax purposes and, accordingly, any income tax liabilities for the periods prior to the acquisitions are the responsibility of the respective stockholders. Effective with the acquisitions, the S corporations converted to C corporations. Accordingly, at the date of acquisition an estimated deferred tax liability has been recorded to provide for the estimated future income tax liability resulting from the difference between the book and tax bases of the net assets of these former S corporations. For purposes of these consolidated financial statements, federal and state income taxes have been provided for the post-acquisition periods.

     COLLECTIVE BARGAINING AGREEMENTS

     Certain of the subsidiaries are party to various collective bargaining agreements with certain of their employees. The agreements require such subsidiaries to pay specified wages and provide certain benefits to their union employees. These agreements expire at various times.

     SELF-INSURANCE

     Quanta is insured for workers' compensation, employer's liability, auto liability and general liability claims, subject to a deductible of $1,000,000 per occurrence. In addition, effective January 1, 2002, Quanta consolidated the various non-union employee related health care benefits plans that existed at certain of its subsidiaries into one corporate plan which is subject to a deductible of $250,000 per claimant per year. Losses up to the deductible amounts are accrued based upon Quanta's estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. The accruals are based upon known facts and historical trends and management believes such accruals to be adequate. At December 31, 2001 and 2002, the amounts accrued for self-insurance claims were $28.3 million and $45.0 million, respectively, with $14.7 million and $27.4 million, respectively, considered to be long-term and included in Other Non-Current Liabilities.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying values of cash and cash equivalents, accounts receivable, accounts payable, the credit facility and notes payable to various financial institutions approximate fair value. The fair value of the senior secured notes is estimated based on interest rates for the same or similar debt offered to Quanta having the same or similar remaining maturities and collateral requirements. At December 31, 2001 and 2002, the fair value of Quanta's senior secured notes of $210.0 million was approximately $223.5 million and $210.0 million, respectively. The fair value of the convertible subordinated notes is estimated based on quoted secondary market prices for these notes as of year-end. At December 31, 2001 and 2002, the fair value of Quanta's convertible subordinated notes of $172.5 million was approximately $117.1 million and $97.5 million, respectively.

     STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

     Quanta accounts for its stock-based compensation under APB Opinion No. 25 "Accounting for Stock Issued to Employees." Under this accounting method, no compensation expense is recognized in the consolidated statements of operations if no intrinsic value of the option exists at the date of grant. In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages companies to account for stock based compensation awards based on the fair value of the awards at the date they are granted. The resulting compensation cost would be shown as an expense in the consolidated statements of operations. Companies can choose not to apply the new accounting method and continue to apply current accounting requirements; however, disclosure is required as to what net income and earnings per share would have been had the new accounting method been followed. In addition, Quanta has an Employee Stock Purchase Plan (ESPP). SFAS No. 123 requires the inclusion of stock issued pursuant to an ESPP.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2000, 2001 and 2002, respectively: (i) risk-free interest rates ranging from 5.18% to 6.62%, 4.64% to 4.84% and 3.45% to 5.27%, (ii) expected life of 6.0, 7.9 and 6.7 years, (iii) average volatility of 57.7%, 66.9%, and 144.5%, and (iv) dividend yield of 0%.

     For the ESPP, compensation cost is computed for the fair value of the employees' purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 2000, 2001 and 2002: dividend yield of 0%; an expected life of 0.5 years; expected volatility of 69.4%, 66.9% and 109.7% and risk-free interest rates of 6.2%, 4.7% and 1.41%, respectively. The weighted-average fair value of those purchase rights granted in 2000, 2001 and 2002 was $25.40, $2.51 and $1.91, respectively.

     Had compensation costs for the 2001 Stock Incentive Plan and the ESPP been determined consistent with SFAS No. 123, Quanta's net income attributable to common stock and earnings per share would have been reduced to the following as adjusted amounts (in thousands, except per share information):

                                                             YEAR ENDED DECEMBER 31,
                                                      ======================================
                                                         2000          2001         2002
                                                      ===========   ==========   ===========
Net income (loss) attributable to common stock
    As reported                                       $   104,793   $   84,836   $  (628,053)
    As Adjusted -- Basic                              $    89,413   $   64,522   $  (650,069)
    As Adjusted -- Diluted                            $    93,346   $   64,522   $  (650,069)
Earnings (loss) per share
    As Reportezd -- Basic                             $      1.50   $     1.11   $     (7.77)
    As Adjusted -- Basic                              $      1.27   $     0.84   $     (8.04)
    As Reported -- Diluted                            $      1.42   $     1.10   $     (7.77)
    As Adjusted -- Diluted                            $      1.22   $     0.82   $     (8.04)

     The effects of applying SFAS No. 123 in the as adjusted disclosure may not be indicative of future amounts as additional awards in future years are anticipated. See Note 10 for additional discussion of Quanta's stock incentive plans.

     NEW ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 (APB Opinion No. 30). SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and establishes criteria for determining when a long-lived asset is held for sale. Quanta adopted SFAS No. 144 on January 1, 2002, with no material effect on our consolidated financial position or results of operations.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145 requires that gains and losses from extinguishment of debt be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. Applying the provisions of APB Opinion No. 30 will distinguish transactions that are part of an entity's recurring operations from those that are unusual and infrequent and meet the criteria for classification as an extraordinary item. SFAS No. 145 is effective for Quanta beginning January 1, 2003. Upon the adoption of SFAS No. 145, if Quanta records any extraordinary items related to the extinguishment of debt, Quanta will have to reclassify such items in its prior period statements of operations to conform to the presentation required by SFAS No. 145. Under SFAS No. 145, Quanta will report gains and losses on the extinguishment of debt, if any, in pre-tax earnings rather than in extraordinary items.

     In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, such as restructurings, involuntarily terminating employees and consolidating facilities initiated after December 31, 2002. Quanta will apply this statement to exit or disposal activities, if any, beginning in fiscal 2003.

     In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which clarifies the disclosures that are to be made by a guarantor in its interim and annual financial statements regarding obligations under certain guarantees issued. FIN 45 requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual reports for fiscal years ending after December 15, 2002, which we have adopted. Quanta will adopt the initial recognition and measurement provisions of FIN 45 on a prospective basis.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value-based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for financial statements issued for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Quanta has adopted the disclosure provisions of SFAS No. 148 in these consolidated financial statements.

3.     PER SHARE INFORMATION:

     Earnings (loss) per share amounts are based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period. The weighted average number of shares used to compute basic and diluted earnings per share for 2000, 2001 and 2002 is illustrated below (in thousands):

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                 =======================================
                                                                                    2000          2001          2002
                                                                                 ===========   ===========   ===========
NET INCOME (LOSS):
    Net income (loss) attributable to common stock                               $   104,793   $    84,836   $  (628,053)
    Dividends on Preferred Stock, net of forfeitures                                     930           930           (11)
                                                                                 ===========   ===========   ===========
    Net income (loss) for basic earnings per share                                   105,723        85,766      (628,042)
                                                                                 ===========   ===========   ===========
    Effect of convertible subordinated notes under the "if converted" method --
    interest expense addback, net of taxes                                             3,003            --            --
                                                                                 ===========   ===========   ===========
    Net income (loss) for diluted earnings per share                             $   108,726   $    85,766   $  (628,042)
                                                                                 ===========   ===========   ===========
WEIGHTED AVERAGE SHARES:
    Weighted average shares outstanding for basic earnings (loss) per share,
    including convertible preferred stock                                             70,452        77,256        80,815
    Effect of dilutive stock options                                                   2,300           982            --
    Effect of convertible subordinated notes under the "if converted" method --
    weighted convertible shares issuable                                               3,831            --            --
                                                                                 ===========   ===========   ===========
    Weighted average shares outstanding for diluted earnings (loss) per share         76,583        78,238        80,815
                                                                                 ===========   ===========   ===========

     Pursuant to EITF Topic D-95, "Effect of Participating Convertible Securities on the Computation of Basic Earnings Per Share," the impact of the Series A Convertible Preferred Stock and Series E Preferred Stock has been included in the computation of basic earnings (loss) per share and, where applicable, prior period amounts have been restated accordingly. For the years ended December 31, 2000, 2001 and 2002, stock options for approximately 0.3 million, 3.9 million and 7.9 million shares, respectively, were excluded from the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of Quanta's common stock. For the year ended December 31, 2002, stock options for approximately 0.1 million shares with exercise prices lower than the average market price of Quanta's common stock were also excluded from the computation of diluted earnings per share because the effect of including them would be antidilutive. For the years ended December 31, 2001 and 2002, the effect of assuming conversion of the convertible subordinated notes would be antidilutive and they were therefore excluded from the calculation of diluted earnings per share.

4.     BUSINESS COMBINATIONS:

     During 2000 and 2001, Quanta completed 34 acquisitions accounted for as purchases. The aggregate consideration paid in these transactions consisted of $407.2 million in cash and 7.1 million shares of common stock. The following summarized unaudited pro forma financial information adjusts the historical financial information by assuming the acquisition of the companies acquired during 2000 and 2001 occurred on January 1, 2000 (in thousands, except per share information):

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

                                               YEAR ENDED DECEMBER 31,
                                          ============================
                                              2000            2001
                                          ============    ============
                                                   (UNAUDITED)
Revenues                                  $  2,143,723    $  2,057,279
Net income attributable to common stock   $    126,605    $     87,266
Basic earnings per share                  $       1.68    $       1.13
Diluted earnings per share                $       1.62    $       1.11

     Pro forma adjustments included in the amounts above primarily relate to:
(a) contractually agreed reductions in salaries and benefits for former owners, and certain key employees; (b) adjustments to amortization expense due to the purchase price allocations; (c) an assumed increase in interest expense in connection with financing the acquisitions; and (d) the adjustment to the federal and state income tax provisions based on the combined operations. The pro forma financial data does not purport to represent what the Company's combined financial position or results of operations would actually have been if such transactions had in fact occurred on the dates indicated and are not necessarily representative of Quanta's financial position or results of operations for any future period.

     During 2002, Quanta completed two acquisitions. The aggregate consideration paid in these transactions consisted of $8.0 million in cash, net of cash acquired, and 251,079 shares of common stock. The pro forma effects of these transactions were not material.

5.     PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following (in thousands):

                                                   ESTIMATED
                                                     USEFUL           DECEMBER 31,
                                                    LIVES IN    ========================
                                                     YEARS         2001        2002
                                                   ==========   ==========    ==========
Land                                                       --   $    2,866    $    4,003
Buildings and leasehold improvements                     5-30       13,370        14,107
Operating equipment and vehicles                         5-25      483,385       512,948
Office equipment, furniture and fixtures                  3-7       18,303        20,757
                                                                ==========    ==========
                                                                   517,924       551,815
Less -- Accumulated depreciation and amortization                 (132,444)     (182,247)
                                                                ==========    ==========
Property and equipment, net                                     $  385,480    $  369,568
                                                                ==========    ==========

6.     DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

     Activity in Quanta's allowance for doubtful accounts consists of the following (in thousands):

                                                                                        DECEMBER 31,
                                                                              ================================
                                                                                2000        2001        2002
                                                                              ========    ========    ========
Balance at beginning of year                                                  $  5,947    $ 15,612    $ 35,856
    Acquired balances                                                            5,019       3,088          20
    Charged to expense                                                           7,179      20,259      35,710
    Deductions for uncollectible receivables written off, net of recoveries     (2,533)     (3,103)     (5,612)
                                                                              ========    ========    ========
Balance at end of year                                                        $ 15,612    $ 35,856    $ 65,974
                                                                              ========    ========    ========

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Accounts payable and accrued expenses consists of the following (in thousands):

                                                                                                              DECEMBER 31,
                                                                                                       ==========================
                                                                                                          2001           2002
                                                                                                       ===========    ===========
Accounts payable, trade                                                                                $    79,775    $    70,320
Accrued compensation and related expenses                                                                   44,581         34,178
Accrued insurance                                                                                           24,650         24,428
Accrued interest and fees                                                                                    8,273          5,454
Federal and state taxes payable                                                                              8,025         16,066
Other accrued expenses                                                                                      37,023         38,634
                                                                                                       ===========    ===========
                                                                                                       $   202,327    $   189,080
                                                                                                       ===========    ===========

     Contracts in progress are as follows (in thousands):

                                                                                                              DECEMBER 31,
                                                                                                       ==========================
                                                                                                          2001           2002
                                                                                                       ===========    ===========
Costs incurred on contracts in progress                                                                $   886,497    $   451,603
Estimated earnings, net of estimated losses                                                                186,041         77,018
                                                                                                       ===========    ===========
                                                                                                         1,072,538        528,621
Less -- Billings to date                                                                                (1,046,245)      (490,281)
                                                                                                       ===========    ===========
                                                                                                       $    26,293    $    38,340
                                                                                                       ===========    ===========
Costs and estimated earnings in excess of billings on uncompleted contracts                            $    57,433    $    54,749
Less -- Billings in excess of costs and estimated earnings on uncompleted contracts                        (31,140)       (16,409)
                                                                                                       ===========    ===========
                                                                                                       $    26,293    $    38,340
                                                                                                       ===========    ===========

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

7.     LONG-TERM OBLIGATIONS:

     Quanta's long-term debt obligations consist of the following (in thousands):

                                                                                                            DECEMBER 31,
                                                                                                      ========================
                                                                                                         2001          2002
                                                                                                      ==========    ==========
Credit facility                                                                                       $  109,330    $       --
Senior secured notes                                                                                     210,000       210,000
Convertible subordinated notes                                                                           172,500       172,500
Notes payable to various financial institutions, interest ranging from 0.9% to 16.72%, secured by
certain equipment, receivables and other assets                                                           15,425         9,372
Capital lease obligations                                                                                  1,082           447
                                                                                                      ==========    ==========
                                                                                                         508,337       392,319
Less -- Current maturities                                                                                (8,063)       (6,652)
                                                                                                      ==========    ==========
    Total long-term debt obligations                                                                  $  500,274    $  385,667
                                                                                                      ==========    ==========

     CREDIT FACILITY

     Quanta has a credit facility with 14 participating banks which matures on June 14, 2004. On August 12, 2002 and December 20, 2002, Quanta amended the credit facility. As a result of both amendments, the commitment of the banks under the credit facility was reduced from $350.0 million to $250.0 million. The commitment will remain in effect at $250.0 million through March 31, 2003, then reduce to $225.0 million and remain in effect at such amount through December 31, 2003. Effective January 1, 2004, the credit facility will reduce to $200.0 million and remain in effect at such amount through maturity of the credit facility on June 14, 2004. Further, the amendment restricts our ability to borrow an additional $25.0 million under the credit facility until Quanta achieves, for two consecutive fiscal quarters beginning with the fourth quarter of 2002, certain minimum EBITDA (as defined in the credit facility) requirements. The credit facility is secured by a pledge of all of the capital stock of Quanta's subsidiaries and the majority of Quanta's assets and is to provide funds to be used for working capital and for other general corporate purposes. Quanta's subsidiaries guarantee the repayment of all amounts due under the facility and the facility restricts pledges on all material assets. Amounts borrowed under the credit facility bear interest at a rate equal to either (a) the London Interbank Offered Rate (the 30 day LIBOR rate was 1.38% at December 31, 2002) plus 1.50% to 3.50%, as determined by the ratio of Quanta's total funded debt to EBITDA or (b) the bank's prime rate (which was 4.25% at December 31, 2002) plus up to 2.00%, as determined by the ratio of Quanta's total funded debt to EBITDA. Commitment fees of 0.375% to 0.50%, based on Quanta's total funded debt to EBITDA, are due on any unused borrowing capacity under the credit facility. Quanta's weighted average borrowing rate under the credit facility for the year ended December 31, 2002 was 4.88%. The amended credit facility is less restrictive with respect to certain financial ratios and indebtedness covenants, including the maximum funded debt to EBITDA ratio, minimum interest coverage ratios and non-cash impairment charges under SFAS Nos. 142 and 144. However, the amended credit facility is more restrictive with respect to Quanta's maximum senior debt to EBITDA ratio, capital expenditures and asset sales, prohibits any stock repurchase programs, and prohibits acquisitions through May 15, 2003. Additionally, the amended credit facility prohibits the payment of dividends and requires a mandatory reduction in the banks' commitment by a portion of the proceeds from asset sales in excess of $5.0 million annually or upon the issuance of additional debt in excess of $15.0 million. Quanta's borrowing availability under the credit facility varies from quarter to quarter depending upon our degree of compliance with certain financial ratios. As of December 31, 2002, Quanta had no outstanding borrowings under the credit facility and $71.1 million of letters of credit outstanding, which based upon our senior debt to EBITDA ratio, results in a borrowing availability of $83.3 million under the credit facility.

     SENIOR SECURED NOTES

     In 2000, Quanta closed a private placement of $210.0 million principal amount of senior secured notes, primarily with insurance companies, with maturities currently ranging from three to eight years. On August 12, 2002 and December 20, 2002, Quanta amended the senior secured notes and, as amended, they have financial covenants and restrictions substantially identical to those of the credit facility and a weighted average interest rate of 9.91%. In addition, the senior secured notes carry a make-whole provision customary for this type of debt instrument on prepayment of principal, including any mandatory prepayments. Pursuant to an intercreditor agreement, the senior secured notes rank equally in right of repayment with indebtedness under Quanta's credit facility.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     CONVERTIBLE SUBORDINATED NOTES

     During the third quarter of 2000, Quanta issued $172.5 million principal amount of convertible subordinated notes. The convertible subordinated notes bear interest at 4.0% per year and are convertible into shares of Quanta's common stock at a price of $54.53 per share, subject to adjustment as a result of certain events. The convertible subordinated notes require semi-annual interest payments beginning December 31, 2000, until the notes mature on July 1, 2007. Quanta has the option to redeem the notes beginning July 3, 2003; however, redemption is currently prohibited by Quanta's credit facility and senior secured notes.

     The maturities of long-term debt obligations (excluding capital leases) as of December 31, 2002, are as follows (in thousands):

Year Ending December 31--
2003                                                       $   6,310
2004                                                           2,130
2005                                                         103,691
2006                                                           5,225
2007                                                         214,016
Thereafter                                                    60,500
                                                           =========
                                                           $ 391,872
                                                           =========

     See discussion of capital leases in Note 13.

8.     INCOME TAXES:

     The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                  YEAR ENDED DECEMBER 31,
                                         ====================================
                                            2000         2001         2002
                                         ==========   ==========   ==========
Federal --
    Current                              $   66,558   $   52,507   $  (29,118)
    Deferred                                 10,350        8,900        7,782
State --
    Current                                  13,426        8,687        3,303
    Deferred                                  2,994        1,106       (1,677)
                                         ==========   ==========   ==========
                                         $   93,328   $   71,200   $  (19,710)
                                         ==========   ==========   ==========

     Actual income tax provision (benefit) differs from the income tax provision (benefit) computed by applying the U.S. federal statutory corporate rate to the income before provision for income taxes as follows (in thousands):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                               ======================================
                                                                                  2000          2001          2002
                                                                               ==========    ==========    ==========
Provision (benefit) at the statutory rate                                      $   69,668    $   54,938    $  (67,845)
Increases (decreases) resulting from --
     State income taxes, net of federal benefit                                    10,453         7,001        (1,186)
     FAS 142 interim goodwill impairment                                               --            --        43,644
     Non-deductible goodwill                                                        5,472         6,762            --
     Non-deductible expenses                                                        2,217         3,614         2,734
     Change in valuation allowance                                                     --            --         4,108
     Tax credits                                                                     (195)       (1,115)       (1,165)
     Expenses with no tax benefit related to merger and special charges             5,713            --            --
                                                                               ==========    ==========    ==========
                                                                               $   93,328    $   71,200    $  (19,710)
                                                                               ==========    ==========    ==========

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following (in thousands):

                                                                DECEMBER 31,
                                                         ==========================
                                                            2001           2002
                                                         ==========     ===========
Deferred income tax liabilities --
    Property and equipment                               $  (69,782)    $  (90,551)
    Book/tax accounting method difference                    (2,049)        (4,702)
    Goodwill and other                                      (12,383)            --
                                                         ==========     ==========
        Total deferred income tax liabilities               (84,214)       (95,253)
                                                         ==========     ==========
Deferred income tax assets --
    Allowance for doubtful accounts and other reserves       11,998         19,785
    Goodwill                                                     --         33,337
    NOLs and accruals not currently deductible               18,692         28,941
    Inventory and other                                         733          1,261
                                                         ==========     ==========
        Subtotal                                             31,423         83,324
    Valuation allowance                                          --        (10,874)
                                                         ==========     ==========
        Total deferred income tax assets                     31,423         72,450
                                                         ==========     ==========
        Total net deferred income tax liabilities        $  (52,791)    $  (22,803)
                                                         ==========     ==========

     At December 31, 2002, Quanta has U.S. federal, state and local tax loss carryforwards, the tax effect of which is approximately $6.7 million. These carryforwards will expire as follows: 2005, $0.2 million; 2006, $0.6 million; 2007, $0.9 million and $5.0 million thereafter. Quanta currently has a $13.2 million federal income tax receivable as a result of federal net operating losses incurred during 2002. Quanta intends to file a carryback claim with the Internal Revenue Service in 2003. This amount is classified in Prepaid Expenses and Other Current Assets as of December 31, 2002.

     In assessing the value of deferred tax assets at December 31, 2002, Quanta considered whether it was more likely than not that some or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Quanta considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, Quanta provided a valuation allowance to reduce the carrying value of certain of its deferred tax assets to their net expected realizable value at December 31, 2002. A portion of the valuation allowance was recorded through the cumulative effect of change in accounting principle, as it related to deferred tax assets recorded as part of the adoption of SFAS No. 142.

9.     STOCKHOLDERS' EQUITY:

     SERIES A CONVERTIBLE PREFERRED STOCK

     In September 1999, Quanta entered into a securities purchase agreement with Aquila pursuant to which Quanta issued 1,860,000 shares of Series A Convertible Preferred Stock, $.00001 par value per share, for an initial investment of $186.0 million, before transaction costs. In September 2000, Aquila converted 7,924,805 shares of common stock into an additional 1,584,961 shares of Series A Convertible Preferred Stock at a rate of one share of Series A Convertible Preferred Stock for five shares of common stock. The holders of the Series A Convertible Preferred Stock are entitled to receive dividends in cash at a rate of 0.5% per annum on an amount equal to $53.99 per share, plus all unpaid dividends accrued. In addition to the preferred dividend, the holders are entitled to participate in any cash or non-cash dividends or distributions declared and paid on the shares of common stock, as if each share of Series A Convertible Preferred Stock had been converted into common stock at the applicable conversion price immediately prior to the record date for payment of such dividends or distributions. However, holders will not participate in non-cash dividends or distributions if such dividends or distributions cause an adjustment in the price at which Series A Convertible Preferred Stock converts into common stock. At any time after the sixth anniversary of the issuance of the Series A Convertible Preferred Stock, if the closing price per share of Quanta's common stock is greater than $20.00, then Quanta may terminate the preferred dividend. At any time after the sixth anniversary of the issuance of the Series A Convertible Preferred Stock, if the closing price per share of Quanta's common stock is equal to or less than $20.00, then the preferred dividend may, at the option of the holders, be adjusted to the then "market coupon rate," which shall equal Quanta's after-tax cost of obtaining similar financing, excluding common stock, to replace the holders investment in Quanta.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Holders are entitled to that number of votes equal to the number of shares of common stock into which the outstanding shares of Series A Convertible Preferred Stock are then convertible on any matter voted on by the holders of common stock. Subject to certain limitations, holders are entitled to elect up to three of the total number of directors of Quanta. All or any portion of the outstanding shares of Series A Convertible Preferred Stock may, at the option of the holders, be converted at any time into fully paid and nonassessable shares of common stock. The conversion price currently is $20.00, yielding 17,224,805 shares of common stock upon conversion of all outstanding shares of Series A Convertible Preferred Stock. The conversion price may be adjusted under certain circumstances.

     All remaining outstanding shares of Series A Convertible Preferred Stock were converted into common stock on February 27, 2003.

     SERIES E PREFERRED STOCK AND REDEEMABLE COMMON STOCK

     On October 15, 2002, First Reserve Fund IX, L.P. (First Reserve) committed, subject to certain conditions, to make an investment in Quanta through two transactions. The first transaction occurred on October 15, 2002, with First Reserve purchasing from Quanta approximately 8.7 million shares of newly issued common stock at $3.00 per share, for a total purchase price of $26.0 million, before transaction costs.

After amending certain provisions of Quanta's agreements with lenders and senior secured note holders, the second transaction occurred on December 20, 2002, with First Reserve purchasing from Quanta approximately 2.4 million shares of newly issued Series E Preferred Stock at $30.00 per share, for an additional investment of approximately $72.9 million. As part of this transaction and in exchange for consideration from Quanta of approximately $2.7 million, Quanta obtained from Aquila certain waivers of anti-dilution rights, preemptive rights and limitations of the number of directors on Quanta's board of directors. At a special meeting of stockholders held on December 27, 2002, Quanta's stockholders approved the convertibility of such Series E Preferred Stock and the conversion of the shares into common stock. The shares of Series E Preferred Stock were converted into approximately 24.3 million shares of Redeemable Common Stock on December 31, 2002.

     The original as-converted share price negotiated with First Reserve for the Series E Preferred Stock on October 15, 2002 was $3.00 per share which was an above market price. On December 20, 2002, the date First Reserve purchased the Series E Preferred Stock, Quanta's stock closed at $3.35 per share. Accordingly, Quanta recorded a non-cash beneficial conversion charge of $8.5 million based on the $0.35 per share differential. The non-cash beneficial conversion charge is recognized as a deemed dividend to the Series E Preferred Stockholder and is recorded as a decrease to net income attributable to common stock and an increase in additional paid-in capital. The non-cash beneficial conversion charge had no effect on Quanta's operating income, cash flows or stockholders' equity at December 31, 2002.

     Through February 20, 2003, First Reserve had the right to require Quanta to repurchase the shares of common stock issued as a result of the conversion of the shares of Series E Preferred Stock for cash if Quanta had a change in control. As such, the $72.9 million investment has been reflected in the consolidated balance sheet as Redeemable Common Stock at December 31, 2002. On February 20, 2003, at the expiration of this right, the Redeemable Common Stock was reclassified to stockholders' equity.

     CONVERTIBLE SUBORDINATED NOTES

     On June 13, 2000, Aquila converted Quanta's $49.4 million of 6 7/8% convertible subordinated notes into 5.4 million shares of Quanta's common stock.

     STOCKHOLDER RIGHTS PLAN

     On March 8, 2000, the board of directors adopted a Stockholder Rights Plan. On November 15, 2001, the board of directors amended the Stockholder Rights Plan and on November 18, 2001 and December 1, 2001, the board of directors ratified such amendments to the Stockholder Rights Plan. The board of directors also amended the Stockholder Rights Plan on February 12, March 13 and October 15, 2002. Under the Stockholder Rights Plan, as amended, a dividend of one preferred share purchase right (a Right) was declared on each outstanding share of Quanta's common stock (including Quanta's limited vote common stock) and Series A Convertible Preferred Stock (on an as-converted basis) for holders of record as of the close of business on March 27, 2000. The Rights also attach to all common stock (including Quanta's limited vote common stock) and Series A Convertible Preferred Stock that become outstanding between March 27, 2000 and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are defined in the Stockholder Rights Plan). No separate certificates evidencing the Rights will be issued unless and until they become exercisable. Each Right has an initial exercise price of $153.33. The Rights will be exercisable if a person or group (other than Aquila or First Reserve) becomes the beneficial owner of 15% or more of the voting power of Quanta's common shares, on an as-converted basis. The Rights also will be exercisable if Aquila or First Reserve, together with any affiliates or associates, becomes the beneficial owner of more than 37.71% or 37.00%, respectively, of the voting power of Quanta's common stock on an as-converted basis. Upon a "Flip-In Event" as defined in the Stockholder Rights Plan, the Rights would be exercisable for common stock of Quanta at a discount. In addition, the Rights held by an "Acquiring Person" as defined in the Stockholder Rights Plan will be void upon a Flip-In Event. The Rights will expire on March 8, 2010.

     The February 12, 2002 amendment provided that only outstanding shares of Quanta's common stock and Series A Convertible Preferred Stock are to be counted in calculating the number of shares that Aquila could acquire while remaining an exempt person under the Stockholder Rights Plan. As amended to date, the Stockholder Rights Plan permits Aquila to beneficially own up to 37.71% of the voting power of Quanta's common stock (assuming conversion of all outstanding shares of Quanta's Series A Convertible Preferred Stock).

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     The March 13, 2002 amendment rendered the Rights inapplicable to an offer for all outstanding shares of Quanta's common stock in a manner that treats all stockholders equally if upon completion of the offer, the offeror owns shares of Quanta's voting stock representing 75% or more of the then outstanding voting stock. The Stockholder Rights Plan as so amended would also require the bidder to commit irrevocably to purchase all shares not tendered at the same price paid to the tendering stockholder.

     As part of the settlement of the proxy contest with Aquila, Quanta agreed with Aquila to amend and restate the Stockholder Rights Plan (or to adopt a new rights plan) so that the Rights became exercisable if a person or group (other than Aquila) became the beneficial owner of 15% of the voting power of Quanta's capital stock, assuming conversion, or if Aquila's beneficial ownership level in Quanta increased from 37.71%, assuming conversion. These changes were made in the October 15, 2002 amendment.

     The October 15, 2002 amendment also included some technical amendments to the Stockholder Rights Plan, and provided that all of the shares of the Series B and Series C Preferred Stock previously authorized but unissued in connection with the Stockholder Rights Plan would be eliminated and a new class, Series D Junior Participating Preferred Stock, would be authorized as part of the amendment to the Stockholders Rights Plan.

     The term "assuming conversion" means assuming conversion of all outstanding equity securities, whether or not then convertible, other than the Series E Preferred Stock, and excluding the conversion of outstanding options, warrants and other similar rights. When used in reference to First Reserve or any of its transferees, however, "assuming conversion" means assuming conversion of all outstanding equity securities, whether or not then convertible, including the Series E Preferred Stock and including the conversion of outstanding options, warrants and other similar rights to acquire equity securities of Quanta.

     LIMITED VOTE COMMON STOCK

     The shares of Limited Vote Common Stock have rights similar to shares of common stock, except that such shares are entitled to elect one member of the board of directors and are entitled to one-tenth of one vote for each share held on all other matters. Each share of Limited Vote Common Stock will convert into common stock upon disposition by the holder of such shares in accordance with the transfer restrictions applicable to such shares. In 2001 and 2002, respectively, 649,674 and 32,488 shares of Limited Vote Common Stock were converted to common stock.

     TREASURY STOCK

     The board of directors of Quanta authorized a Stock Repurchase Plan under which up to $75.0 million of Quanta's common stock could be repurchased. Under the Stock Repurchase Plan, Quanta could conduct purchases through open market transactions in accordance with applicable securities laws. During 2001, Quanta purchased 986,000 shares of common stock for approximately $15.3 million. On March 13, 2002, the 986,000 shares of common stock were sold to Quanta's Stock Employee Compensation Trust (SECT), a trust formed in 2002 to fund certain of Quanta's future employee benefit obligations using Quanta's common stock, and were no longer considered treasury stock. These shares were subsequently retired on June 28, 2002, after Quanta terminated the SECT (See Note 13). During the second quarter of 2002, Quanta purchased 924,500 shares of its common stock for approximately $11.7 million under the Stock Repurchase Plan. As of July 1, 2002, the independent committee of Quanta's board of directors determined to cease the Stock Repurchase Plan. In addition, Quanta acquired into treasury 1,871 shares of previously restricted stock for settlement of a tax liability pursuant to a deferred compensation arrangement. As a result of the credit facility and senior secured notes amendments, any further stock repurchases, other than those associated with Quanta's stock incentive plans, are prohibited.

     RESTRICTED STOCK

     Under the 2001 Stock Incentive Plan discussed in Note 10 below, 72,701 shares of Quanta's common stock were issued in 2001 at the fair market value of the common stock at the date of issuance. The shares of common stock issued pursuant to the 2001 Stock Incentive Plan are subject to restrictions on transfer and certain other conditions. During the restriction period, the plan participants are entitled to vote and receive dividends on such shares. Upon issuance of the 72,701 shares of Quanta's common stock pursuant to the 2001 Stock Incentive Plan, an unamortized compensation expense equivalent to the market value of the shares on the date of grant was charged to stockholders' equity and was being amortized over the six-year restriction period. On October 31, 2002, 63,614 unvested restricted shares of this issuance were forfeited and cancelled and the remaining unamortized deferred compensation expense of $1.6 million related to this issuance was reversed against additional paid-in capital.

     During 2002, 95,903 shares of Quanta's common stock, net of forfeitures, were issued at the fair value of the common stock at the date of issuance. An unamortized compensation expense equivalent to the market value of the shares on the date of grant was charged to stockholders' equity and is being amortized over the three-year restriction period of the common stock.

     The compensation expense recognized with respect to all restricted shares during the years ended December 31, 2001 and 2002, respectively, was approximately $230,000 and $220,000.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

10.    LONG-TERM INCENTIVE PLANS:

     STOCK INCENTIVE PLAN

     In December 1997, the board of directors adopted, and the stockholders of Quanta approved, the 1997 Stock Option Plan. In May 2000, the 1997 Stock Option Plan was amended to expand the definition of "Stock" to include Quanta's Series A Convertible Preferred Stock, common stock and Limited Vote Common Stock. In May 2001, the 1997 Stock Option Plan was amended and renamed the 2001 Stock Incentive Plan. In November 2001, the plan was amended to allow certain employees to participate. The plan was further amended during 2002 to make explicit the Compensation Committee's power to grant shares of restricted stock in exchange for options and to reduce the aggregate number of shares available for issuance under the plan from 15% to 12% of the outstanding shares of Stock. The purpose of the plan is to provide directors, key employees, officers and certain advisors with additional incentives by increasing their proprietary interest in Quanta.

     The 2001 Stock Incentive Plan provides for the grant of incentive stock options (ISOs) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the Code), nonqualified stock options and restricted stock (collectively, the Awards). The amount of ISOs that may be granted under the 2001 Stock Incentive Plan is limited to 3,571,275 shares. The 2001 Stock Incentive Plan is administered by the Compensation Committee of the board of directors. The Compensation Committee has, subject to the terms of the 2001 Stock Incentive Plan, the sole authority to grant Awards under the 2001 Stock Incentive Plan, to construe and interpret the 2001 Stock Incentive Plan and to make all other determinations and take any and all actions necessary or advisable for the administration of the 2001 Stock Incentive Plan; provided, however, that Quanta's Chief Executive Officer has the authority to grant nonqualified stock options to individuals who are not officers, provided that such grants do not exceed in any calendar quarter options to purchase 100,000 shares to all optionees and 20,000 to any individual.

     All of Quanta's employees (including officers), non-employee directors and certain consultants and advisors are eligible to receive Awards under the 2001 Stock Incentive Plan, but only employees of Quanta are eligible to receive ISOs. Options will be exercisable during the period specified in each option agreement and will generally become exercisable in installments pursuant to a vesting schedule designated by the Compensation Committee. Unless specifically provided otherwise in the option agreement, options become immediately vested and exercisable in the event of a "change in control" (as defined in the 2001 Stock Incentive Plan) of Quanta. No option will remain exercisable later than ten years after the date of grant (or five years in the case of ISOs granted to employees owning more than 10% of the voting capital stock).

     The 2001 Stock Incentive Plan also provides for automatic option grants to directors who are not otherwise employed by Quanta or its subsidiaries. Upon commencement of service, a non-employee director will receive a non-qualified option to purchase 15,000 shares of common stock, and each continuing or re-elected non-employee director annually will receive an option to purchase 7,500 shares of common stock. Options granted to non-employee directors are fully exercisable following the expiration of six months from the date of grant. The exercise price for ISOs granted under the 2001 Stock Incentive Plan may be no less than the fair market value of a share of the common stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the voting capital stock). No ISOs have been granted as of December 31, 2002.

     The following table summarizes activity under the 2001 Stock Incentive Plan for the years ended December 31, 2000, 2001 and 2002 (shares in thousands):

                                                    WEIGHTED    WEIGHTED
                                                     AVERAGE     AVERAGE
                                                    EXERCISE      FAIR
                                           SHARES     PRICE       VALUE
                                           ======   =========   =========
Outstanding at December 31, 1999            6,446   $   15.66
    Granted                                 2,574       30.70   $   18.57
    Exercised                                (804)      13.00
    Forfeited and canceled                   (367)      18.19
                                           ======

Outstanding at December 31, 2000            7,849       20.97
    Granted                                 2,084       26.34   $   18.81
    Exercised                                (395)      15.05
    Forfeited and canceled                   (565)      23.71
                                           ======

Outstanding at December 31, 2001            8,973       22.29
    Granted                                 1,310       13.43   $   12.74
    Exercised                                (119)       9.06
    Forfeited and canceled                 (1,389)      22.92
                                           ======

Outstanding at December 31, 2002            8,775       21.04
                                           ======

Options exercisable at --
    December 31, 2000                       1,297
    December 31, 2001                       3,023
    December 31, 2002                       4,780

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Options exercisable are based on term vesting periods as outlined in each option agreement. Based on Aquila's voting interest in Quanta, options to purchase additional shares of common stock of Quanta may also be currently exercisable pursuant to the change of control provisions of certain option agreements.

     The following table summarizes information for outstanding options at December 31, 2002 (shares in thousands):

                                      OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                            ====================================  ========================
                                           WEIGHTED     WEIGHTED    NUMBER OF     WEIGHTED
                             NUMBER OF      AVERAGE     AVERAGE      OPTIONS      AVERAGE
                              OPTIONS     CONTRACTUAL   EXERCISE  EXERCISABLE AS  EXERCISE
RANGE OF EXERCISE PRICES    OUTSTANDING  LIFE IN YEARS    PRICE    OF 12/31/02      PRICE
========================    ===========  =============  ========  ==============  ========
$ 0.0000-$ 6.1500                   490            5.5  $   5.79             453  $   6.00
$ 6.1501-$12.3000                 1,153            7.3  $  10.62             536  $   9.09
$12.3001-$18.4500                 2,203            6.7  $  16.98           1,212  $  17.20
$18.4501-$24.6000                 2,686            6.7  $  22.05           1,572  $  21.93
$24.6001-$30.7500                 1,449            7.7  $  27.38             581  $  27.23
$30.7501-$36.9000                   220            7.3  $  34.29             121  $  34.35
$36.9001-$43.0500                   175            6.6  $  38.77              95  $  38.73
$43.0501-$49.2000                   291            7.4  $  44.50             155  $  44.49
$49.2001-$55.3500                    50            7.4  $  53.35              25  $  53.36
$55.3501-$61.5000                    58            6.9  $  57.64              30  $  57.71
                            ===========                           ==============
                                  8,775                                    4,780
                            ===========                           ==============

     On January 21, 2003, Quanta offered eligible employees and consultants the opportunity to exchange certain outstanding stock options, with an exercise price of $10.00 or more, for restricted shares of Quanta's common stock at an exchange ratio of one share of restricted stock for every 2.24 option shares tendered. See Note 16 for further discussion.

     EMPLOYEE STOCK PURCHASE PLAN

     An Employee Stock Purchase Plan (the ESPP) was adopted by the board of directors of Quanta and was approved by the stockholders of Quanta in May 1999. The purpose of the ESPP is to provide an incentive for employees of Quanta and any Participating Company (as defined in the ESPP) to acquire or increase a proprietary interest in Quanta through the purchase of shares of Quanta's common stock. At the date hereof, all of the existing subsidiaries of Quanta have been designated as Participating Companies. The ESPP is intended to qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the Code). The provisions of the ESPP are construed in a manner consistent with the requirements of that section of the Code. The ESPP is administered by a committee, appointed from time to time, by the board of directors. The ESPP is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. During 2000, 2001 and 2002, respectively, Quanta issued a total of 222,364 shares, 462,179 shares and 662,147 shares, respectively pursuant to the ESPP.

11.    EMPLOYEE BENEFIT PLANS:

     UNION'S MULTI-EMPLOYER PENSION PLANS

     In connection with its collective bargaining agreements with various unions, Quanta participates with other companies in the unions' multi-employer pension plans. These plans cover all of Quanta's employees who are members of such unions. The Employee Retirement Income Security Act of 1974, as amended by the Multi-Employer Pension Plan Amendments Act of 1980, imposes certain liabilities upon employers who are contributors to a multi-employer plan in the event of the employer's withdrawal from, or upon termination of such plan. Quanta has no plans to withdraw from these plans. The plans do not maintain information on the net assets and actuarial present value of the plans' unfunded vested benefits allocable to Quanta, and the amounts, if any, for which Quanta may be contingently liable, are not ascertainable at this time.

     401(k) PLAN

     Effective February 1, 1999, Quanta adopted a 401(k) plan pursuant to which employees who are not provided retirement benefits through a collective bargaining agreement may make contributions through a payroll deduction. Quanta will make a matching cash contribution of 100% of each employee's contribution up to 3% of that employee's salary and 50% of each employee's contribution between 3% and 6% of such employee's salary, up to the maximum amount permitted by law. Prior to joining Quanta's 401(k) plan, certain subsidiaries of Quanta provided various defined contribution plans to their employees. Contributions to all non-union defined contribution plans by Quanta were approximately $5.9 million, $7.3 million and $7.2 million for the years ended December 31, 2000, 2001 and 2002, respectively.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

12.    RELATED PARTY TRANSACTIONS:

     As previously discussed, Aquila has made investments in Quanta. Quanta has had transactions in the normal course of business with Aquila. In addition, in September 1999, Quanta entered into a strategic alliance agreement with Aquila. Under the terms of the strategic alliance agreement, Aquila will use Quanta, subject to Quanta's ability to perform the required services, as a preferred contractor in outsourced transmission and distribution infrastructure installation and maintenance and natural gas distribution, installation and maintenance in all areas serviced by Aquila, provided that Quanta provides such services at a competitive cost. The strategic alliance agreement has a term of six years. Subsequent to the investment by Aquila, revenues from Aquila in 2000, 2001 and 2002 were approximately $14.4 million, $17.2 million and $29.7 million, respectively, and balances due Quanta at year-end were approximately $1.8 million, $2.4 million and $2.6 million, respectively. In addition, Quanta performed work for an affiliate of Aquila with revenues in 2000, 2001 and 2002 of $4.3 million, $19.3 million and $0.4 million, respectively, and balances due Quanta at year-end were approximately $4.1 million, $3.4 million and none, respectively.

     Quanta entered into a management services agreement in September 1999 with Aquila for advice and services including financing activities; corporate strategic planning; research on the restructuring of the electric power industry; the development, evaluation and marketing of Quanta's products, services and capabilities; identification of and evaluation of potential U.S. acquisition candidates and other merger and acquisition advisory services; and other services that Quanta may reasonably request. The management services agreement required Quanta to make quarterly payments to Aquila of $2,325,000 through September 30, 2005. In December 2000, Quanta agreed to conclude its obligations under the management services agreement with Aquila in exchange for a one-time payment to Aquila of approximately $28.6 million, which has been reflected as a special charge during the year ended December 31, 2000.

     Certain of Quanta's subsidiaries have entered into related party lease arrangements for operational facilities. These lease agreements generally have a term of five years. Related party lease expense for the years ended December 31, 2000, 2001 and 2002, respectively, was approximately $2.1 million, $2.8 million and $3.6 million.

13.    COMMITMENTS AND CONTINGENCIES:

     LEASES

     Quanta leases certain buildings and equipment under non-cancelable lease agreements including related party leases as discussed in Note 12. The following schedule shows the future minimum lease payments under these leases as of December 31, 2002 (in thousands):

                                                           CAPITAL   OPERATING
                                                           LEASES     LEASES
                                                           =======   =========
Year Ending December 31 --
2003                                                       $   353   $  18,970
2004                                                           101      10,466
2005                                                             5       8,234
2006                                                            --       3,739
2007                                                            --       1,379
Thereafter                                                      --       2,085
                                                           =======   =========

        Total minimum lease payments                           459   $  44,873
                                                           =======   =========

    Less -- Amounts representing interest                      (12)
                                                           =======

    Present value of minimum lease payments                    447
    Less -- Current portion                                   (342)
                                                           =======

    Total long-term obligations                            $   105
                                                           =======

     Rent expense related to operating leases was approximately $16.2 million, $24.1 million and $31.3 million for the years ended December 31, 2000, 2001 and 2002, respectively. Assets under capital leases are included as part of property and equipment.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     Quanta has guaranteed a residual value on certain equipment operating leases. Quanta guarantees the difference between this residual value and the fair market value of the underlying asset at the date of termination of the leases. At December 31, 2002, the maximum guaranteed residual value would have been approximately $123.4 million. Quanta believes that no significant payments will be made as a result of the difference between the fair market value of the leased equipment and the guaranteed residual value. However, there can be no assurance that future significant payments will not be required.

     LITIGATION

     On November 28, 2001, Aquila filed an arbitration demand against Quanta challenging the amendment to Quanta's Stockholder Rights Plan. As part of the settlement of Aquila's proxy contest discussed below, this lawsuit was dismissed with prejudice on May 21, 2002.

     On November 28, 2001, Aquila also filed a complaint in the Delaware Court of Chancery that challenged the adoption of Quanta's Stockholder Rights Plan amendment. As part of the settlement of Aquila's proxy contest, this lawsuit was dismissed with prejudice on May 31, 2002.

     On December 21, 2001, a purported stockholder of Quanta filed a putative class action and derivative complaint alleging that the named directors breached their fiduciary duties by taking certain actions, including the Stockholder Rights Plan amendment, in response to the announcement by Aquila that it intended to acquire control of Quanta through open market purchases of Quanta's shares. On October 31, 2002, the case was dismissed at the request of the plaintiffs.

     On March 21, 2002, Aquila filed a complaint in the Delaware Court of Chancery alleging that a special committee of Quanta's board of directors breached its fiduciary duty in connection with the March 13, 2002 adoption of Quanta's SECT and the employment agreements entered into with certain of Quanta's employees. As part of the settlement of Aquila's proxy contest, this lawsuit was dismissed with prejudice on May 30, 2002.

     On February 8, 2002, Aquila announced its intention to conduct a proxy solicitation to replace members of Quanta's board of directors with a slate of its own nominees. On May 20, 2002, Quanta and Aquila announced that they had reached an agreement for Aquila to terminate its proxy contest. Under the terms of the settlement, Aquila withdrew all pending litigation and arbitration against Quanta. The companies also agreed to a standstill whereby Aquila agreed not to purchase shares of Quanta's common stock on the open market and not to wage another proxy fight for control of Quanta and Quanta agreed to terminate the SECT. Quanta recorded approximately $1.1 million and $10.5 million in proxy costs for the years ended December 31, 2001 and 2002, respectively, which are included in selling, general and administrative expenses.

     In addition, Quanta is from time to time party to various other lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things, compensation for alleged personal injury, breach of contract, property damage, punitive damages, civil penalties or other losses, or injunctive or declaratory relief. With respect to such lawsuits, claims and proceedings, Quanta accrues reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. Quanta does not believe that any of these other proceedings, separately or in the aggregate, would be expected to have a material adverse effect on Quanta's results of operations or financial position.

     DERIVATIVES

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, was effective for Quanta on January 1, 2001. These statements establish accounting and reporting standards requiring that all derivative instruments be recorded as either assets or liabilities measured at fair value. These statements also require that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

     In October 2001, Quanta entered into a forward purchase contract (Contract
A) with settlements through 2006, in order to secure pricing on anticipated gas requirements related to a project in process at December 31, 2001 that was substantially complete at March 31, 2002. The objective was to mitigate the variability in the price of natural gas by securing the price Quanta will have to pay the Contract A counterparty. On March 29, 2002, Quanta entered into a sub-services agreement with one of its customers (the Counterparty Contract) whereby the customer assumed all obligations associated with Contract A. On November 5, 2002, Contract A was sold for a gain of $0.3 million and the related Counterparty Contract was terminated.

     In April 2002, Quanta entered into another forward purchase contract (Contract B) with settlements through March 2003, in order to secure pricing on anticipated gas requirements related to a project completed during the quarter ended September 30, 2002. The objective was to mitigate the variability of the price of natural gas by securing the price Quanta will have to pay the Contract B counterparty. As of December 31, 2002, the fair value of Contract B was approximately $257,000.

     PERFORMANCE BONDS

     In certain circumstances, Quanta is required to provide performance bonds in connection with its contractual commitments. Quanta has indemnified the surety for any expenses paid out under these performance bonds. As of December 31, 2002, the total amount of outstanding performance bonds was approximately $461.0 million.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

     CONTINGENT PAYMENTS

     Quanta is subject to an agreement with the former owners of an operating unit that was acquired in 2000. Under the terms of this agreement and depending upon the ultimate profitability of certain contracts obtained by the operating unit and the collection of the underlying receivables, Quanta may be required to make additional payments to such former owners with a combination of common stock and cash. At December 31, 2002, the amount of additional payments based on performance to date could equal up to $15.7 million. This amount may be adjusted significantly higher or lower over the term of the agreement.

     EMPLOYMENT AGREEMENTS

     Quanta has entered into various employment agreements with certain executives which provide for compensation and certain other benefits and for severance payments under certain circumstances. In addition, certain employment agreements contain clauses which become effective upon a change of control of Quanta. Upon any of the defined events in the various employment agreements, Quanta will pay certain amounts to the employee, which vary with the level of the employee's responsibility.

     OTHER

     During the course of its operations, Quanta is subject to audit by tax authorities for varying periods in various federal, state and local foreign tax jurisdictions. Disputes arise during the course of such audits as to facts and matters of law.

     Quanta has indemnified various parties against specified liabilities that those parties might incur in the future in connection with companies previously acquired or disposed of by Quanta. These indemnities usually are contingent upon the other party incurring liabilities that reach specified thresholds. As of December 31, 2002, Quanta is not aware of circumstances that would lead to future indemnity claims against it for material amounts in connection with these transactions.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

14.    QUARTERLY FINANCIAL DATA (UNAUDITED):

     The table below sets forth the unaudited consolidated operating results by quarter for the years ended December 31, 2001 and 2002 (in thousands, except per share information).

                                                                              FOR THE THREE MONTHS ENDED,
                                                               ====================================================
                                                                MARCH 31     JUNE 30     SEPTEMBER 30   DECEMBER 31
                                                               ==========   ==========   ============   ===========
2001:
    Revenues                                                   $  519,018   $  503,342   $    504,472   $   488,045
    Gross profit                                                  108,952      110,754        110,223        83,909
    Net income attributable to common stock                        29,071       16,451         26,089        13,225

    Basic earnings per share                                   $     0.38   $     0.21   $       0.34   $      0.17
    Diluted earnings per share                                 $     0.38   $     0.21   $       0.34   $      0.17

2002:
    Revenues                                                   $  449,220   $  432,522   $    436,215   $   432,756
    Gross profit                                                   75,687       48,160         54,268        58,658
    Income (loss) before cumulative effect of change in
    accounting principle                                           10,266     (177,197)        (8,316)        1,113
    Cumulative effect of change in accounting principle, net
    of tax                                                        445,422           --             --            --
    Net income (loss) attributable to common stock               (435,388)    (177,429)        (8,550)       (6,686)

    Basic earnings (loss) per share before cumulative effect
    of change in accounting principle                          $     0.13   $    (2.26)  $      (0.11)  $     (0.08)
    Cumulative effect of change in accounting principle, net
    of tax                                                          (5.69)          --             --            --
                                                               ==========   ==========   ============   ===========
    Basic earnings (loss) per share                            $    (5.56)  $    (2.26)  $      (0.11)  $     (0.08)
                                                               ==========   ==========   ============   ===========

    Diluted earnings (loss) per share before cumulative
    effect of change in accounting principle                   $     0.13   $    (2.26)  $      (0.11)  $     (0.08)
    Cumulative effect of change in accounting principle, net
    of tax                                                          (5.66)          --             --            --
                                                               ==========   ==========   ============   ===========
    Diluted earnings (loss) per share                          $    (5.53)  $    (2.26)  $      (0.11)  $     (0.08)
                                                               ==========   ==========   ============   ===========

     In accordance with FAS 142, the effect of the adoption is required to be presented in the first interim period of 2002, irrespective of the period in which the transitional impairment loss was measured. Accordingly, the above quarterly financial data has been restated to reflect the cumulative effect of change in accounting principle, net of tax, in the quarter ended March 31, 2002.

     The sum of the individual quarterly earnings per share amounts may not agree with year-to-date earnings per share as each period's computation is based on the weighted average number of shares outstanding during the period.

                     QUANTA SERVICES, INC. AND SUBSIDIARIES

15.    SEGMENT INFORMATION:

     Quanta operates in one reportable segment as a specialty contractor. Quanta provides comprehensive network solutions to the electric power, gas, telecommunications and cable television industries, including designing, installing, repairing and maintaining network infrastructure. In addition, Quanta provides ancillary services such as inside electrical wiring, intelligent traffic networks, cable and control systems for light rail lines, airports and highways, and specialty rock trenching, directional boring and road milling for industrial and commercial customers. Each of these services is provided by various Quanta subsidiaries and discrete financial information is not provided to management at the service level. The following table presents information regarding revenues derived from the industries noted above.

                                              YEARS ENDED DECEMBER 31,
                                      =======================================
                                          2000          2001         2002
                                      ===========   ===========   ===========
                                                  (IN THOUSANDS)
Electric power network services       $   502,124   $   791,847   $   919,124
Telecommunications network services       760,360       600,433       287,117
Cable television network services         286,928       284,098       203,083
Ancillary services                        243,889       338,499       341,389
                                      ===========   ===========   ===========

                                      $ 1,793,301   $ 2,014,877   $ 1,750,713
                                      ===========   ===========   ===========

     Quanta does not have significant operations or long-lived assets in countries outside of the United States.

16.    SUBSEQUENT EVENTS:

     On January 21, 2003, Quanta offered eligible employees and consultants the opportunity to exchange certain outstanding stock options, with an exercise price of $10.00 or more, for restricted shares of Quanta's common stock at an exchange ratio of one share of restricted stock for every 2.24 option shares tendered. As restricted stock, the shares are subject to forfeiture and other restrictions until they vest. Regardless of the vesting schedule of the eligible options offered for exchange, the restricted stock granted in the offer vests over three years in equal annual installments on February 28 of each year, beginning February 28, 2004, assuming the employee or consultant continues to meet the requirements for vesting. On March 10, 2003, Quanta accepted for exchange and canceled eligible options to purchase an aggregate of 6,769,483 shares of its common stock, representing approximately 93% of the 7,289,750 options that were eligible to be tendered in the offer as of the expiration date. Pursuant to the terms of the offer, Quanta granted restricted stock representing an aggregate of 3,022,112 shares of its common stock, or approximately $9.0 million in value, in exchange for the tendered eligible options. This restricted stock issuance will require Quanta to recognize a non-cash compensation charge of approximately $3.0 million per year over the three year vesting period of the restricted stock. The remaining 520,267 eligible options that were not exchanged will be required to be accounted for under variable plan accounting. The weighted average exercise price of these remaining eligible options is $23.92. In the future, to the extent that Quanta's stock price exceeds an option's exercise price, the difference will be recorded as a non-cash compensation charge with an offset to additional paid-in capital.